Exhibit 99.1

Pier 1 Imports, Inc.

Stock Purchase Plan

Financial statements as of December 31, 2008 and 2007 and

for each of the three years in the period ended December 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of Pier 1 Imports, Inc.

We have audited the accompanying statements of financial condition of the Pier 1 Imports, Inc. Stock Purchase Plan as of December 31, 2008 and 2007 and the related statements of income (loss) and changes in plan equity for each of the three years in the period ended December 31, 2008.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  We were not engaged to perform an audit of the Plan’s internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2008 and 2007, and the income (loss) and changes in plan equity for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Fort Worth, Texas
April 28, 2009

Pier 1 Imports, Inc.

Stock Purchase Plan

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2008	2007

ASSETS

Pier 1 Imports common stock, at fair value (cost of $673,649 and $1,001,064, respectively)	$118,274	$916,172

Receivables:
Participants’ contributions	101,191	130,746
Company contributions	25,310	61,035
	126,501	191,781

Total Assets	$244,775	$1,107,953

LIABILITIES AND PLAN EQUITY

Participant withdrawals payable	$3,310	$2,698

Plan Equity	241,465	1,105,255

Total Liabilities and Plan Equity	$244,775	$1,107,953

See accompanying notes to financial statements.

Pier 1 Imports, Inc.

Stock Purchase Plan

STATEMENTS OF INCOME (LOSS) AND CHANGES IN PLAN EQUITY

	For the Year Ended December 31,
	2008	2007	2006
Contributions:
Participants	$1,058,924	$1,800,919	$2,590,307
Company	355,868	848,323	1,220,139
Total Contributions	1,414,792	2,649,242	3,810,446

Dividends	—	—	54,950

Participant withdrawals	(1,321,338)	(3,521,828)	(2,665,942)

Investment Gain (Loss):

Net unrealized appreciation (depreciation) in fair value of Pier 1 Imports common stock	(470,483)	66,462	366,890

Net realized gain (loss) on distribution of Pier 1 Imports common stock	(486,761)	340,100	(1,565,634)

Net Change in Plan Equity	(863,790)	(466,024)	710

Plan Equity:

Beginning of year	1,105,255	1,571,279	1,570,569

End of year	$241,465	$1,105,255	$1,571,279

See accompanying notes to financial statements.

Pier 1 Imports, Inc.

Stock Purchase Plan

NOTES TO FINANCIAL STATEMENTS

December 31, 2008 and 2007

PLAN DESCRIPTION

General

The following description of the Pier 1 Imports, Inc. Stock Purchase Plan (the “Plan”) adopted by Pier 1 Imports, Inc. (the “Company”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

Pier 1 Imports established the Plan to provide eligible employees and non-employee directors an opportunity to acquire an ownership interest in Pier 1 Imports and, as a result, provide participants with a more direct concern about the Company’s welfare and a common interest with the Company’s other shareholders.  The Plan provides a voluntary method of acquiring shares of Pier 1 Imports common stock in convenient installments by payroll and other compensation deductions, supplemented by contributions from the Company.

The Plan is administered by the compensation committee and has been in effect since 1980.  On March 29, 2008, the Plan was suspended because a limited number of shares remained in the aggregate amount authorized for issuance under the Plan.  Pier 1 Imports’ board of directors approved a restatement and amendment of the Plan on March 24, 2008, which was subsequently approved by the shareholders on June 20, 2008, authorizing, among other things, adding an additional 2,500,000 shares to the Plan and extending the term of the Plan for five years.  The suspension period ended after the Plan was amended and restated.  The Plan amendments were applied prospectively.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Eligibility

Employees who have attained the age of majority in their state or province of residence and have completed 60 days of continuous employment with the Company, or one of the designated subsidiaries which has adopted the Plan, are eligible to participate in the Plan.  Members of the board of directors of Pier 1 Imports, Inc. are also eligible to participate in the Plan.

Contributions

A participant must specify the amount to be withheld through payroll deductions, with a minimum of $2.50 per week and a maximum of 20% of compensation.  Prior to June 20, 2008, a maximum of 10% of compensation could be withheld.  The Plan provides that directors who are not employees may contribute to the Plan all or a portion of cash director fees earned.  Subject to the Plan’s limitations, compensation deductions may be increased or decreased at any time by the participant.  Effective June 20, 2008, the Company contributes to the Plan an amount equal to 25% of each participant’s compensation deduction.  Prior to June 20, 2008, the Company contributed from 10% to 100% of the participant’s contribution, depending on length of participation and date of entry into the Plan.

Participant Accounts

The Company maintains a Plan account in the name of each participant.  Funds deducted monthly from each participant’s pay as elected and authorized by the participant are credited to each participant’s Plan account plus the Company’s contribution on the participant’s behalf as described above.  The Plan allows the Company to administer the Plan and to use the contributed funds to purchase shares of Pier 1 Imports common stock either on the open market through a broker, or directly from the Company.  No open market purchase may be made at a price which is greater than the fair market value for Pier 1 Imports common stock on the date of purchase.  The Company’s compensation committee has determined that purchases of shares from the Company’s treasury will be based on an average of the New York Stock Exchange (“NYSE”) closing prices for Pier 1 Imports common stock on each Friday during the month.  Shares purchased are allocated to the accounts of participants in proportion to the funds received from each respective account.

Each participant acquires full and immediate ownership of all shares and fractional shares allocated to his Plan account. All shares are registered in the name of the Plan and remain registered in the Plan’s name until delivery of the shares to the participant pursuant to the Plan.  Shares of common stock held by the Plan in a participant’s Plan account may not be sold, assigned, pledged or otherwise dealt with by the participant, and the participant may request that all of his shares be delivered to him at any time.  Any such action, however, will result in the automatic withdrawal of the participant from the Plan. All shares in a participant’s Plan account will be automatically distributed to the participant pursuant to the Plan at least once each calendar year without affecting the participant’s participation in the Plan.  Upon termination of employment, the participant’s participation in the Plan will end and his shares will be distributed upon request or automatically at the same time shares are distributed annually to all participants.  Shares are distributed to a book-entry account for each participant at the transfer agent.  Prior to July 2007, shares were distributed via delivery of an individual stock certificate.

A participant’s Plan account is credited with all dividends, if any, paid on full and fractional shares held in his Plan account.  Effective June 20, 2008, all cash dividends will be reinvested under the Plan in Pier 1 Imports common stock.  Prior to June 20, 2008, Plan participants could elect to receive cash payment for dividends.

Vesting

Participants immediately vest in all contributions to their Plan accounts.  Excluding the right to sell, assign, pledge or otherwise encumber their Plan accounts, participants have full rights of ownership of Pier 1 Imports common stock held in their Plan accounts, including voting and dividend rights.

Amendment or Termination of the Plan

The Company’s board of directors may amend, suspend or terminate the Plan at any time.  An amendment, suspension or termination will not result in the forfeiture of any funds contributed by a participant or the Company, any shares or fractional shares purchased for a participant, or any dividends or other distributions with respect to such shares that were effective before the effective date of the amendment, suspension or termination.  Certain material amendments to the Plan must be submitted to the shareholders for approval.

Administration and Expenses

The Company holds and manages the Plan’s assets.  The Company pays all administrative expenses related to the purchase, custody and record keeping of Pier 1 Imports common stock held as part of the Plan.  These expenses may include brokers’ commissions, transfer fees, administrative costs and other similar expenses.  Expenses related to the disposition or transfer of shares after they have been distributed to the participant from his Plan account, are borne by the participant.

Income Tax Status

Participants’ contributions are deducted from after-tax earnings and the Company’s contributions are taxable income to the participant in the month accrued; consequently, the Plan is not subject to income tax under the Internal Revenue Code.

Subsequent Events

As of March 28, 2009, the Plan was suspended again because a limited number of shares remained in the aggregate amount authorized for issuance under the Plan.  Historically, the Company has sought approval from the shareholders for additional shares for the Plan in order to keep the Plan operational.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are presented on the accrual basis of accounting in conformity with U.S. generally accepted accounting principles.

Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Plan Administrator to make estimates and assumptions that affect certain reported amounts and disclosures.  Actual results may differ from those estimates.

Concentration of Investment – Risks and Uncertainties

All contributions to the Plan are invested in Pier 1 Imports common stock.  Accordingly, the underlying value of the Plan assets is dependent upon the performance of the Company and the market’s evaluation of such performance.  Changes in the fair value of Pier 1 Imports common stock could materially affect a participant’s account balance and the amounts reported in the Statements of Income (Loss).

Contributions

Participant and Company contributions are accrued in the period in which participants’ contributions are deducted from their pay.

Pier 1 Imports Common Stock Valuation

Pier 1 Imports common stock is stated at fair value using closing prices as quoted by the NYSE.  The cost of participant shares distributed or withdrawn is assessed on a first-in-first-out basis to compute realized gains and losses.  The Company’s compensation committee has determined that purchases of shares from the Company’s treasury will be based on an average of the NYSE closing prices for Pier 1 Imports common stock on each Friday during the respective month.

Fair Value Measurements

Effective January 1, 2008, the Plan adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements,” which defines fair value, creates a framework for measuring fair value and expands disclosures about fair value measurements required under other accounting pronouncements.  The standard establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs when measuring fair value, and describes three levels of inputs that may be used to measure fair value.  All investments held by the Plan are Level 1 Inputs, which are unadjusted quoted prices in active markets for identical assets or liabilities.  Adoption of SFAS No. 157 did not significantly impact the Plan’s financial statements during 2008.

Net Appreciation (Depreciation)

In the Statements of Income (Loss), the net appreciation (depreciation) in the fair value of Pier 1 Imports common stock is presented, which consists of realized gains (losses) calculated as the difference between cost and the fair value of the Company’s common stock on the date of transfer, and the unrealized appreciation (depreciation) on those investments not yet distributed to Plan participants.

Withdrawals

Participant withdrawals of Pier 1 Imports common stock are recorded at fair value on the date of withdrawal.  The majority of withdrawals occurred in July each year in conjunction with the annual distributions.

Investments in Pier 1 Imports Common Stock

The following is a summary of the Pier 1 Imports common stock activity for the years ended December 31, 2008, December 31, 2007 and December 31, 2006.

	Shares	Cost	Fair Value
Balances at December 31, 2005	139,076	$1,732,373	$1,214,129
Purchases	472,000	3,936,867	3,936,867
Withdrawals	(395,197)	(4,233,405)	(2,667,771)
Changes in fair value:
Net unrealized gains	—	—	366,890
Net realized losses	—	—	(1,565,634)
Balances at December 31, 2006	215,879	1,435,835	1,284,481
Purchases	427,723	2,756,453	2,756,453
Withdrawals	(468,426)	(3,191,224)	(3,531,324)
Changes in fair value:
Net unrealized gains	—	—	66,462
Net realized gains	—	—	340,100
Balances at December 31, 2007	175,176	1,001,064	916,172
Purchases	476,445	1,480,072	1,480,072
Withdrawals	(331,961)	(1,807,487)	(1,320,726)
Changes in fair value:
Net unrealized losses	—	—	(470,483)
Net realized losses	—	—	(486,761)
Balances at December 31, 2008	319,660	$673,649	$118,274

Available Common Stock

The Company had 2,219,010 and 195,451 shares of registered common stock issuable under the Plan as of December 31, 2008 and 2007, respectively.  The NYSE closing price of Pier 1 Imports common stock was $0.37 and $5.23 as of December 31, 2008 and 2007, respectively.  The total number of shares held by the Plan on December 31, 2008 and 2007 was 319,660 and 175,176, respectively.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-152208, No. 333-137840, No. 333-105768, No. 333-34100, No. 33-61475, No. 033-038530, No. 033-050278, No. 033-022461, and No. 002-080912) pertaining to the Pier 1 Imports, Inc. Stock Purchase Plan of our report dated April 28, 2009, with respect to the financial statements of the Pier 1 Imports, Inc. Stock Purchase Plan included in this Annual Report for the year ended December 31, 2008 and included as Exhibit 99.1 in the fiscal 2009 Annual Report (Form 10-K) of Pier 1 Imports, Inc.

/s/ Ernst & Young LLP

Fort Worth, Texas
April 28, 2009